HemaCare Corporation

                                EXHIBIT 11

                    Basic and Diluted Net Income per Share
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

                                               Three Months Ended             Six months ended
                                                     June 30,                      June 30,
                                           --------------------------    ---------------------------
                                             2001            2000            2001           2000
                                           -----------    -----------    -----------    ------------
             BASIC
             -----
Weighted average common shares used
  to compute basic earnings per
  share...............................      7,431,567      7,625,054      7,508,169       7,561,490
                                           ===========    ===========    ===========     ===========

                   Net income..........    $  153,000     $  326,586     $  372,000      $  651,805
                                           ===========    ===========    ===========     ===========

Basic net income per share.............    $     0.02     $     0.04     $     0.05      $     0.09
                                           ===========    ===========    ===========     ===========

             DILUTED
             -------
Weighted average common shares used to
  compute basic earnings per share....      7,431,567      7,625,054      7,508,169       7,561,490

Dilutive preferred equivalent shares..                       500,000                        500,000
Dilutive common equivalent shares
  attributable to stock options
  (based on average market price).....        648,631        714,787        758,411         771,465
Dilutive common equivalent shares
 attributable to warrants (based on
 average market price)...............          39,030         64,984         30,809          72,404
                                           -----------    -----------    -----------     -----------
Weighted average common shares and
 equivalents used to compute
 diluted earnings per share..........       8,119,228      8,904,825      8,297,389       8,905,359
                                           ===========    ===========    ===========     ===========

               Net income...........       $  153,000     $  326,586     $  372,000      $  651,805
                                           ===========    ===========    ===========     ===========

Diluted net income per share ......        $     0.02     $     0.04     $     0.04      $     0.07
                                           ===========    ===========    ===========     ===========
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